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                                                                       EXHIBIT 8

                     [Letterhead of Deloitte & Touche LLP]

[Date]

Commercial Federal Corporation
2120 South 72nd Street
Omaha, NE  68124

(CFC Trust)
c/o Commercial Federal Corporation
2120 South 72nd Street
Omaha, NE  68124

RE:  Opinion as to Certain Federal Income Tax Considerations
     Applicable to the ____% Cumulative Trust Preferred Securities

Ladies and Gentlemen:

We have acted as special tax advisor to Commercial Federal Corporation (the "Company"), a Nebraska corporation, and to CFC Trust (the "Issuer" or the "Trust"), a Delaware business trust, in connection with the offering (the "Offering") for sale of the _____% Cumulative Trust Preferred Securities (the "Preferred Securities") to be issued by the Trust formed pursuant to a Trust Agreement, dated as of ___________, 1997 (the "Trust Agreement"), among the Company, as Depositor, ___________, as Property Trustee (the "Property Trustee"), ____________, as Delaware Trustee, (the "Delaware Trustee"), and the Administrative Trustees named therein, (collectively, with the Property Trustee and the Delaware Trustee, the "Issuer Trustees").

The Preferred Securities which are the subject of the Offering and the common securities (the "Common Securities") which are not being offered for sale represent the entire beneficial ownership interest in the Trust. The Trust property will consist primarily of ____% Junior Subordinate Deferrable Interest Debentures (the "Junior Subordinated Debentures"), which are being issued by the Company to the Trust in exchange for the net proceeds of the Offering and the Common Securities. The Junior Subordinated Debentures will bear interest at a specified rate, payable quarterly subject to an option to defer such interest payments. The Preferred Securities will have a preference under certain circumstances with respect to cash distributions over the Common Securities.

In connection with this opinion, we have examined and relied upon (i) the Certificate of Trust of the Issuer, dated as of ___________, 1997, as filed in the office of the Secretary of State of the State of Delaware on ____________, the Trust Agreement, (ii) the Junior Subordinated Indenture Agreement (the "Indenture"), between the Company and _____________ as trustee (the "Debenture Trustee"), dated as of _____________ pursuant to which the Company will issue the Junior Subordinated Debentures, (iii) the ___% Cumulative Trust Preferred Securities Prospectus dated _____________, 1997 (the "Prospectus"), and the related Prospectus Supplement dated ____________, 1997 (the
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"Prospectus Supplement), (iv) the form of Preferred Securities Certificate, (v)
the form of Common Securities Certificate, (vi) the form of Junior Subordinated Debentures, (vii) the form of the Guarantee Agreement between the Company and the Indenture trustee (the "Guarantee Trustee") for the benefit of the holders, from time to time, of the Preferred Securities, (vii) the Expense Agreement between _____________ and ____________, dated __________, 1997, and (ix) such other agreements executed and delivered in connection with the transaction. In addition, we have examined and considered such instruments, documents and other corporate records of the Company and of the Issuer and such matters of fact and law which we deem necessary for the purpose of the opinion expressed below.

In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

In rendering our opinion, we have also relied upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, treasury regulations, and such authorities as we have deemed appropriate. The statutory provisions, regulations, interpretations, and other authorities upon which our opinion is based are subject to change, and such change could apply retroactively. We will not undertake to advise you as to the effect that any change in law, or interpretation thereof that could have an effect on the opinions expressed herein. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the Internal Revenue Service.

We express no opinions as to the laws of any jurisdiction other than the federal laws of the United States of America.

We have reviewed the "Certain Federal Income Tax Consequences" section contained in the Prospectus and in our opinion it accurately describes the material federal income tax consequences that may be relevant to the purchase, ownership and disposition of the Preferred Securities.

Except as set forth above, we express no other opinion as to the tax consequences, whether federal, state, local or foreign of the Offering.

We hereby consent to the use of our name under the heading "Validity of Securities" in the Prospectus Supplement and "Certain Federal Income Tax Consequences" and "Legal Matters" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement in connection with the Offering. We are furnishing this opinion to you solely in connection with the Offering and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,